Exhibit 99.1

Date:	January 30, 2018	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS FOURTH QUARTER AND FULL YEAR RESULTS;
FOURTH QUARTER NET SALES GROWTH OF 7% TO $918 MILLION, EARNINGS PER DILUTED SHARE OF $0.37 AND ADJUSTED EARNINGS PER DILUTED SHARE OF $1.54

•	Q4 net sales up 7% (+5% organic, +2% acquisitions)

•	Q4 adjusted diluted EPS(1) of $1.54 excludes costs due to:

▪	U.S. Tax Reform ($1.02)

▪	Pending Aclara Technologies ("Aclara") transaction ($0.11)

▪	Restructuring and related actions ($0.04)

•	FY17 diluted EPS $4.39; adjusted diluted EPS of $5.93(1). Adjusted excludes costs related to:

▪	U.S. Tax Reform ($1.02)

▪	Restructuring and related actions ($0.29)

▪	Pending Aclara transaction ($0.11)

▪	Loss on early extinguishment of debt ($0.11)

•	FY18 diluted EPS expected range of $6.10 to $6.50; Adjusted diluted EPS of $6.95 to $7.35(4)

▪	Assumes Aclara transaction close in Q1

▪	Includes $0.20 of restructuring and related costs

▪	Adjusted excludes Aclara acquisition-related and transaction costs

SHELTON, CT. (January 30, 2018) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the fourth quarter and full year ended December 31, 2017.
Net sales in the fourth quarter of 2017 were $918 million, an increase of 7% compared to the $854 million reported in the same period of 2016. Operating income in the quarter was $123 million, or 13.4% of net sales, as compared to $108 million, or 12.6% of net sales, in the same period of 2016. Excluding $3 million and $16 million of restructuring and related costs in 2017 and 2016, respectively, and $7 million of Aclara transaction costs in 2017, adjusted operating income increased 7%(1) in the fourth quarter. The effective tax rate in the fourth quarter of 2017 was 80.0% and included a charge of approximately $57 million related to the U.S. Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform"). The tax charge included amounts primarily related to the deemed mandatory repatriation and the benefit of a revaluation of our net deferred tax liabilities. The adjusted effective tax rate in the fourth quarter of 2017 was 28.7%, compared to 32.9% in the comparable period of 2016(1). Net income attributable to Hubbell in the fourth quarter of 2017 was $20 million as compared to $64 million reported in the same period of 2016. Adjusted net income, which excludes U.S. Tax Reform and Aclara transaction costs from 2017 as well as restructuring and related costs in both periods, was $85 million in the fourth quarter of 2017, compared to $75 million in the same period of 2016(1). Earnings per diluted share for the fourth quarter of 2017 were $0.37, compared to $1.16 in the fourth quarter of 2016. Adjusted earnings per diluted share for the fourth quarter of 2017 were $1.54 compared to $1.35 in the same period of 2016(1).
Net cash provided from operating activities was $150 million in the fourth quarter of 2017. Free cash flow (defined as cash flow provided by operating activities less capital expenditures) was $124 million in the fourth quarter of 2017 versus $120 million reported in the comparable period of 2016(3).
Net sales for the full year 2017 were $3.7 billion, an increase of 5% compared to the full year 2016. Operating income was $504 million compared to $478 million for the comparable period of 2016. Excluding restructuring and related costs and Aclara transaction costs, adjusted operating income was $534 million compared to $513 million in the same period of 2016(1). The effective tax rate in 2017 including U.S. Tax Reform was 43.6%. The adjusted effective tax rate in 2017 of 30.8% was flat compared to 2016. Net income attributable to Hubbell for the full year 2017 was $243 million compared to the $293 million reported in 2016. Earnings per diluted share were $4.39 for 2017 and $5.24 for 2016. Excluding restructuring and related costs in both years, as well as Aclara transaction costs, U.S. Tax Reform, and refinancing costs in 2017, adjusted earnings per diluted share for the full year 2017 were up 5% to $5.93, compared to $5.66 in the same period of 2016(1). Net cash provided from operating activities was $379 million compared to $411 million reported in 2016. Free cash flow was $299 million compared to $344 million reported in 2016(3).

OPERATIONS REVIEW
"We had a strong and active finish to 2017, with 5% organic growth in the fourth quarter, solid margins, and the announcement of our intention to acquire Aclara, in addition to the passage of U.S. Tax Reform,” said David G. Nord, Chairman, President and Chief Executive Officer. "Year-over-year market trends in the fourth quarter were generally consistent with our experience in the third quarter. Continued recovery in oil markets and strength in gas complemented utility capex and storm-related activity in electrical Transmission & Distribution markets. Non-residential and residential demand grew as well, although in Lighting markets, unit growth was once again dampened by price headwind. Industrial volumes were mixed with declines in heavy industrial based businesses, and improvement in telecom.
"The highlight of adjusted operating margin performance in the fourth quarter was expansion in the Electrical segment, despite material cost headwind across Electrical and negative price in Lighting. The benefits of incremental volume; ongoing productivity efforts, including Lighting remediation; and savings from restructuring actions bolstered Electrical margins and more than offset our investment in Internet of Things capabilities," Mr. Nord commented. "As expected, adjusted operating margins in the Power segment declined year-over-year, primarily from material cost headwind, but remained strong at nearly 20%.
"Beyond operational results, the anticipated impact of U.S. Tax Reform on Hubbell is significant. It will reduce our core operating tax rate going forward and provide us the opportunity to invest more in our businesses,” stated Mr. Nord. “In the quarter, we incurred charges relating to U.S. Tax Reform that will enable us to repatriate some of our foreign cash over time to fund domestic cash needs.
"Finally, and perhaps most notably, on December 26th, we announced a definitive agreement to acquire Aclara, a leading global supplier of end-to-end, smart infrastructure solutions for electric, gas and water utilities,” concluded Mr. Nord. “We are confident that the addition of Aclara’s capabilities and solutions will strengthen the competitive position of our Power business, and we are on track to close the transaction as expected in the first quarter of 2018, subject to the satisfaction of customary closing conditions."

SEGMENT REVIEW
The year-over-year comparisons in this segment review are based on fourth quarter results in 2017 and 2016.
Electrical segment net sales in the fourth quarter of 2017 increased 6% to $635 million compared to $602 million reported in the fourth quarter of 2016. Organic growth contributed 3% to sales in the quarter, while acquisitions added 2% and foreign currency translation added 1%. Operating income was $76 million, or 12.0% of net sales, compared to $54 million, or 9.0% of net sales in the same period of 2016. Excluding restructuring and related costs, adjusted operating income was $77 million, or 12.1% of net sales compared to $69 million, or 11.5% of net sales in the same period of 2016(1). The increase in operating margin was primarily due to productivity in excess of cost increases.
Power segment net sales in the fourth quarter of 2017 increased 12% to $283 million compared to $253 million reported in the fourth quarter of 2016. Organic growth of 10% reflected strong transmission and distribution growth as well as the favorable impact of storm activity. Acquisitions added 2% to sales in the quarter. Operating income in the fourth quarter of 2017 was $47 million, and includes $7 million of Aclara transaction costs. Excluding Aclara transaction costs in 2017 and restructuring and related costs from both periods, adjusted operating income was $56 million, or 19.7% of net sales compared to $55 million, or 21.6% of net sales in the same period of 2016(1). The decrease in operating margin was primarily due to material cost headwinds.

SUMMARY & OUTLOOK

For the full year 2018, Hubbell expects end market growth of approximately 2% to 4% in the aggregate and acquisitions, including the Aclara acquisition, assuming a Q1 2018 close, to contribute approximately 15% to net sales. This end market outlook includes growth of 3% to 5% for oil and gas; 2% to 4% for Electrical T&D, Industrial and Residential; and 1% to 3% for non-residential markets.
The Company expects 2018 reported diluted earnings per share in the range of $6.10 to $6.50 and adjusted diluted earnings per share (“Adjusted EPS”) in the range of $6.95 to $7.35(4). Adjusted EPS excludes acquisition-related and transaction costs of the pending Aclara acquisition. The Company believes Adjusted EPS is an insightful measure of underlying financial performance and cash flow generation given the expected impacts of the Aclara acquisition. The Company anticipates restructuring and related costs will occur at a run-rate level going forward; as such, Adjusted EPS expectations no longer exclude restructuring and related costs.
"The organic growth and margin performance trends in the second half of 2017 position us well for a robust 2018. We expect earnings tailwinds from debt refinancing, restructuring actions, and the absence of Lighting’s restructuring-driven inefficiencies, plus additional benefits from a lower U.S. tax rate and cash earnings from the Aclara acquisition.” Mr. Nord added, “Competitive pricing in Lighting markets and commodity inflation continue to present challenges to be overcome, but I am confident in Hubbell’s ability to handle them while delivering increased value to customers and shareholders."

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results and outlook, expectations regarding the potential financial impact of U.S. tax reform including on our ability to repatriate cash from abroad and reduce our core operating tax rate, expectations with respect to the impact of the Aclara acquisition such as its effect on the Power business and net sales, the anticipated incurrence of additional transaction costs and non-cash acquisition charges as a result of the Aclara acquisition, the timing of closing the Aclara acquisition, projected modified earnings per share expectations, outperforming end markets, capital deployment, restructuring actions, anticipations regarding restructuring and related costs occurring at a run-rate level, market conditions, foreign exchange rates, shareholder and customer value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking, including those regarding earnings tailwinds expected from debt refinancing, restructuring actions and the absence of Lightning’s restructuring-driven inefficiencies, as well as from a lower U.S. tax rate and higher cash earnings from the Aclara acquisition and expectations regarding the future growth of the Company’s end markets. These statements may be identified by the use of forward-looking words or phrases such as "target", "believe", "continues", "improved", "leading", "improving", "continuing growth", "continued", "ranging", "contributing", "primarily", "plan", "expect", "anticipated", "expected", "expectations", "should result", "uncertain", "goals", "projected", "on track", "likely", "intend" and others. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; the impact of U.S. Tax Reform legislation; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; price and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies, including risks associated with the Aclara acquisition, such as the possibility that the proposed transaction does not close when expected or at all because required regulatory approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, the risk that the financing required to fund the transaction is not obtained, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, competitive responses to the transaction, the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, diversion of management’s attention from ongoing business operations and opportunities, Hubbell’s ability to complete the acquisition and integration of Aclara successfully, and litigation relating to the transaction; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2016.
About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2017 revenues of $3.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:	Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net sales	$917.7	$854.2	$3,668.8	$3,505.2
Cost of goods sold	629.2	595.6	2,516.9	2,404.5
Gross profit	288.5	258.6	1,151.9	1,100.7
Selling & administrative expenses	165.8	150.8	648.2	622.9
Operating income	122.7	107.8	503.7	477.8
Operating income as a % of Net sales	13.4%	12.6%	13.7%	13.6%
Interest expense, net	(9.7)	(11.0)	(44.0)	(42.9)
Loss on extinguishment of debt	—	—	(10.1)	—
Other income (expense), net	(1.1)	1.1	(6.5)	(4.5)
Total other expense, net	(10.8)	(9.9)	(60.6)	(47.4)
Income before income taxes	111.9	97.9	443.1	430.4
Provision for income taxes	89.5	32.2	193.2	132.6
Net income	22.4	65.7	249.9	297.8
Less: Net income attributable to noncontrolling interest	2.0	1.3	6.8	4.8
Net income attributable to Hubbell	$20.4	$64.4	$243.1	$293.0
Earnings Per Share:
Basic	$0.37	$1.16	$4.42	$5.26
Diluted	$0.37	$1.16	$4.39	$5.24
Cash dividends per common share	$0.77	$0.70	$2.87	$2.59

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	December 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$375.0	$437.6
Short-term investments	14.5	11.2
Accounts receivable, net	540.3	530.0
Inventories, net	634.7	532.4
Other current assets	39.6	40.1
TOTAL CURRENT ASSETS	1,604.1	1,551.3
Property, plant and equipment, net	458.3	439.8
Investments	57.7	56.4
Goodwill	1,089.0	991.0
Intangible assets, net	460.4	431.5
Other long-term assets	51.1	55.0
TOTAL ASSETS	$3,720.6	$3,525.0
LIABILITIES AND EQUITY
Short-term debt	$68.1	$3.2
Accounts payable	326.5	291.6
Accrued salaries, wages and employee benefits	76.6	82.8
Accrued insurance	60.0	55.8
Other accrued liabilities	174.9	156.2
TOTAL CURRENT LIABILITIES	706.1	589.6
Long-term debt	987.1	990.5
Other non-current liabilities	379.5	341.7
TOTAL LIABILITIES	2,072.7	1,921.8
Hubbell Shareholders’ Equity	1,634.2	1,592.8
Noncontrolling interest	13.7	10.4
TOTAL EQUITY	1,647.9	1,603.2
TOTAL LIABILITIES AND EQUITY	$3,720.6	$3,525.0

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Twelve Months Ended December 31,
	2017	2016
Cash Flows From Operating Activities
Net income attributable to Hubbell	$243.1	$293.0
Depreciation and amortization	99.8	92.3
Stock-based compensation expense	22.3	22.3
Deferred income taxes	(14.3)	12.7
Loss on extinguishment of debt	10.1	—
Changes in working capital	(29.0)	(10.1)
Contributions to defined benefit pension plans	(1.7)	(18.0)
Other, net	48.7	18.8
Net cash provided by operating activities	379.0	411.0
Cash Flows From Investing Activities
Capital expenditures	(79.7)	(67.2)
Acquisition of businesses, net of cash acquired	(184.1)	(173.4)
Net change in investments	(3.5)	(6.7)
Other, net	21.7	17.1
Net cash used in investing activities	(245.6)	(230.2)
Cash Flows From Financing Activities
Long-term debt borrowings, net	(2.4)	397.0
Short-term debt borrowings, net	64.6	(50.3)
Payment of dividends	(157.6)	(144.0)
Repurchase of common shares	(92.5)	(246.8)
Make whole payment for the extinguishment of long term debt	(9.9)	—
Other, net	(16.5)	(15.3)
Net cash used in financing activities	(214.3)	(59.4)
Effect of foreign exchange rate changes on cash and cash equivalents	18.3	(27.3)
Increase (decrease) in cash and cash equivalents	(62.6)	94.1
Cash and cash equivalents
Beginning of period	437.6	343.5
End of period	$375.0	$437.6

HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016
	Cost of goods sold		S&A expense		Total
Restructuring costs	$4.1	$19.2	$2.6	$1.9	$6.7	$21.1
Restructuring related costs (benefit)	0.6	0.8	(4.1)	(5.9)	(3.5)	(5.1)
Restructuring and related costs (non-GAAP measure) (1)	$4.7	$20.0	$(1.5)	$(4.0)	$3.2	$16.0

	Twelve Months Ended December 31,
	2017	2016	2017	2016	2017	2016
	Cost of goods sold		S&A expense		Total
Restructuring costs	$13.7	$27.5	$6.6	$7.5	$20.3	$35.0
Restructuring related costs (benefit)	1.9	2.6	1.5	(2.6)	3.4	—
Restructuring and related costs (non-GAAP measure) (1)	$15.6	$30.1	$8.1	$4.9	$23.7	$35.0

Restructuring related costs in S&A expense for the three months and twelve months ended December 31, 2016 include a $7.2 million gain on the sale of a property associated with a restructuring action. Restructuring related costs in S&A expense for the three months and twelve months ended December 31, 2017 include a $6.2 million gain on the sale of a property associated with a restructuring action.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Restructuring and related costs included in Cost of goods sold
Electrical	$3.9	$19.8	$13.3	$29.5
Power	0.8	0.2	2.3	0.6
Total	$4.7	$20.0	$15.6	$30.1
Restructuring and related costs (benefit) included in Selling & administrative expenses
Electrical	$(2.9)	$(4.7)	$4.4	$2.6
Power	1.4	0.7	3.7	2.3
Total	$(1.5)	$(4.0)	$8.1	$4.9

Impact on income before income taxes	$3.2	$16.0	$23.7	$35.0
Impact on Net income available to Hubbell common shareholders	2.2	10.9	16.1	23.8
Impact on Diluted earnings per share	$0.04	$0.19	$0.29	$0.42

HUBBELL INCORPORATED
Earnings Per Share Calculation
(unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change

Net income attributable to Hubbell (GAAP measure)	$20.4	$64.4	(68)%	$243.1	$293.0	(17)%
Income tax expense associated with U.S. Tax Reform	56.5	—		56.5	—
Restructuring and related costs, net of tax	2.2	10.9		16.1	23.8
Loss on extinguishment of debt, net of tax	—	—		6.3	—
Aclara transaction costs, net of tax	6.0	—		6.0	—
Adjusted Net Income (1)	$85.1	$75.3	13%	$328.0	$316.8	4%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$20.4	$64.4		$243.1	$293.0
Less: Earnings allocated to participating securities	(0.1)	(0.2)		(0.8)	(0.9)
Net income available to common shareholders (GAAP measure) [a]	$20.3	$64.2	(68)%	$242.3	$292.1	(17)%

Adjusted Net Income (1)	$85.1	$75.3		$328.0	$316.8
Less: Earnings allocated to participating securities	(0.3)	(0.2)		(1.1)	(1.0)
Adjusted net income available to common shareholders [b]	$84.8	$75.1	13%	$326.9	$315.8	4%

Denominator:
Average number of common shares outstanding [c]	54.6	55.3		54.8	55.5
Potential dilutive shares	0.4	0.3		0.3	0.2
Average number of diluted shares outstanding [d]	55.0	55.6		55.1	55.7

Earnings per share (GAAP measure):
Basic [a] / [c]	$0.37	$1.16		$4.42	$5.26
Diluted [a] / [d]	$0.37	$1.16	(68)%	$4.39	$5.24	(16)%

Adjusted earnings per diluted share (1) [b] / [d]	$1.54	$1.35	14%	$5.93	$5.66	5%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$917.7	$854.2	7%	$3,668.8	$3,505.2	5%

Operating Income
GAAP measure [b]	$122.7	$107.8	14%	$503.7	$477.8	5%
Restructuring and related costs	3.2	16.0		23.7	35.0
Aclara transaction costs	6.7	—		6.7	—
Adjusted operating income (1) [c]	$132.6	$123.8	7%	$534.1	$512.8	4%

Operating margin
GAAP measure [b] / [a]	13.4%	12.6%	+80 bps	13.7%	13.6%	+10 bps
Adjusted operating margin (1) [c] / [a]	14.5%	14.5%	0 bps	14.6%	14.6%	0 bps

Electrical segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$634.9	$601.5	6%	$2,532.8	$2,460.2	3%

Operating Income
GAAP measure [b]	$75.9	$54.0	41%	$282.5	$267.4	6%
Restructuring and related costs	1.0	15.1		17.7	32.1
Adjusted operating income (1) [c]	$76.9	$69.1	11%	$300.2	$299.5	—%

Operating margin
GAAP measure [b] / [a]	12.0%	9.0%	+300 bps	11.2%	10.9%	+30 bps
Adjusted operating margin (1) [c] / [a]	12.1%	11.5%	+60 bps	11.9%	12.2%	-30 bps

Power segment	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Net Sales [a]	$282.8	$252.7	12%	$1,136.0	$1,045.0	9%

Operating Income
GAAP measure [b]	$46.8	$53.8	(13)%	$221.2	$210.4	5%
Restructuring and related costs	2.2	0.9		6.0	2.9
Aclara transaction costs	6.7	—		6.7	—
Adjusted operating income (1) [c]	$55.7	$54.7	2%	$233.9	$213.3	10%

Operating margin
GAAP measure [b] / [a]	16.5%	21.3%	-480 bps	19.5%	20.1%	-60 bps
Adjusted operating margin (1) [c] / [a]	19.7%	21.6%	-190 bps	20.6%	20.4%	+20 bps

HUBBELL INCORPORATED
Non-GAAP Financial Measures
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	Change	2017	2016	Change
Effective tax rate (GAAP measure)	80.0%	32.9%	4710 bps	43.6%	30.8%	1280 bps
Income tax expense associated with U.S. Tax Reform	(50.6)%	—%		(12.8)%	—%
Non-deductible Aclara transaction costs	(0.8)%	—%		(0.2)%	—%
Other	0.1%	—%		0.2%	—%
Adjusted effective tax rate	28.7%	32.9%	-420 bps	30.8%	30.8%	0 bps
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	December 31, 2017	December 31, 2016
Total Debt	$1,055.2	$993.7
Total Hubbell Shareholders’ Equity	1,634.2	1,592.8
Total Capital	$2,689.4	$2,586.5
Total Debt to Total Capital	39%	38%
Total Debt	$1,055.2	$993.7
Less: Cash and investments	447.2	505.2
Net Debt (2)	$608.0	$488.5
Net Debt to Total Capital (2)	23%	19%

Free Cash Flow Reconciliation

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities (GAAP measure) (a)	$150.4	$141.8	$379.0	$411.0
Less: Capital Expenditures	(26.5)	(21.4)	(79.7)	(67.2)
Free cash flow (3)	$123.9	$120.4	$299.3	$343.8
(a) Comparable period has been recast to reflect the adoption of the new accounting pronouncement for share-based payment (ASU 2016-09) as of January 1, 2017.

HUBBELL INCORPORATED
Footnotes
Non-GAAP Information

(1) References to "adjusted" operating measures exclude the impact of certain costs and gains. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding for our results of operations without regard to items we do not consider a component of our core operating performance. The adjusted operating measures also provide useful information to understand the impact of the Company's restructuring and related activities and business transformation initiatives on its results of operations. Adjusted operating measures include adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and the adjusted effective tax rate, which exclude, where applicable;

◦	Restructuring and related costs

◦	The loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of our $300 million of long-term notes that were scheduled to mature in 2018,

◦	Transaction costs relating to the proposed acquisition of Aclara recognized in the Power segment, and

◦	Income tax effects associated with U.S. Tax Reform.

Each of these adjusted operating measures, are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

Restructuring costs support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities, workforce reductions and the sale or exit of business units we determine to be non-strategic and is a GAAP measure. Restructuring costs may include severance and employee benefits, asset impairments, as well as facility closure, contract termination and certain pension costs that are directly related to restructuring actions. Restructuring-related costs are costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes, and certain other costs and gains associated with restructuring actions. We refer to these costs on a combined basis as "restructuring and related costs", which is a non-GAAP measure.

Aclara transaction costs include primarily professional services and other fees that are incurred in connection with the proposed acquisition of Aclara.

Income tax expense associated with U.S. Tax Reform includes the income tax effects of the provisions of the U.S. Tax Cuts and Job Act on the Company. As provided by SEC Staff Accounting Bulletin No. 118 ("SAB 118"), the accounting for the income tax effects of U.S. Tax Reform may include provisional amounts during the one-year measurement period from the date of enactment. Accordingly, the Company has recognized certain provisional amounts of the income tax effects of U.S. Tax Reform in the fourth quarter of 2017 that will be subject to change during the measurement period.

(2) Net debt to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

(4) Effective with results of operations reported in the first quarter of 2018, "adjusted" operating measures will no longer exclude restructuring and related costs, as these costs and the related savings are expected to return to a more consistent annual run-rate in 2018, and therefore no longer affect the comparability of our underlying performance from period to period. Our expected full year 2018 adjusted diluted EPS range of $6.95 to $7.35 excludes Aclara acquisition-related and transaction costs. Aclara acquisition-related costs include the amortization of identified intangible assets and inventory step-up amortization expense.